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CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Financial Statements" in Post-Effective Amendment No. 13 to the Registration Statement (Form N-4 No. 333-56654) and Amendment No. 25 to the Registration Statement (Form N-4 No. 811-04844) and related Prospectuses of Separate Account I of Integrity Life Insurance Company and to the use of our reports (a) dated April 6, 2001, with respect to the statutory basis financial statements of Integrity Life Insurance Company and (b) dated April 24, 2001, with respect to the financial statements of Separate Account I of Integrity Life Insurance Company, both included in the Registration Statement (Form N-4) for 2000 filed with the Securities and Exchange Commission.




/s/ Ernst & Young, LLP
Cincinnati, Ohio
April 24, 2001